UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

KiOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35213	51-0652233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13001 Bay Park Road, Pasadena, Texas 77507

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 694-8700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2014, the board of directors of KiOR, Inc. (the “Company”) elected Paul O’Connor as a member of its board, effective March 18, 2014, for an initial term expiring at the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Mr. O’Connor previously served as a member of the Company’s board from November 2007 until June 2012. He is the founder of and Director of Science and Technology at BIOeCON B.V., which is one of the Company’s founders and significant stockholders. There is no arrangement or understanding between Mr. O’Connor and any other person pursuant to which Mr. O’Connor was elected to the Company’s board of directors. It has not yet been determined whether Mr. O’Connor will be appointed to any committees of the board.

As a non-employee director, Mr. O’Connor will receive the same compensation as the Company’s other non-employee directors, which includes a $180,000 annual retainer, consisting of equity awards with a grant date fair value of $150,000 and, at his election, a $30,000 cash retainer paid quarterly or additional equity awards with a grant date fair value of $30,000. Mr. O’Connor’s retainer will be pro-rated for the period between his election and the Annual Meeting. The Company will also reimburse Mr. O’Connor for the reasonable expenses that he incurs in connection with attending the Company’s board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KiOR, INC.

Date: March 19, 2014	By:	/s/ Christopher A. Artzer
Christopher A. Artzer
Vice President, General Counsel and Secretary and Interim Chief Financial Officer